Exhibit 99.1

NEWS RELEASE

Dr. Ernesto Aycardi Joins Xenon Pharmaceuticals as Chief Medical Officer

Changes to Senior Leadership Support Expanding Neurology Pipeline

BURNABY, British Columbia, March 13, 2018 -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical stage biopharmaceutical company, today announced that Dr. Ernesto Aycardi will join the company as its Chief Medical Officer (CMO) providing leadership and execution of Xenon’s clinical development programs, including its two clinical stage epilepsy product candidates, XEN1101 and XEN901, and recently announced orphan hemiplegic migraine product candidate, XEN007. Dr. Aycardi will join Xenon effective March 19, 2018.

Xenon also announced other changes to its senior leadership team including the promotion of Mr. Ian Mortimer to President, in addition to his current role as Chief Financial Officer, along with the promotion of Dr. Robin Sherrington from Senior Vice President to Executive Vice President, Business and Corporate Development. In addition, Dr. Paul Goldberg has resigned as Xenon’s Senior Vice President, Clinical Development, effective June 2, 2018, in order to pursue other opportunities.

Dr. Simon Pimstone, Xenon’s Chief Executive Officer, commented: “With Dr. Ernesto Aycardi’s deep experience in leading medical affairs and clinical development at biotechnology and pharmaceutical companies, along with his clinical expertise as a neurologist, I expect Ernesto to play a key role in guiding our medical, clinical and regulatory work.”

Dr. Pimstone continued, “This is an exciting time for Xenon. The creation of this new CMO position, along with the promotions of Mr. Ian Mortimer and Dr. Robin Sherrington, reflect Xenon’s growth and continued progress. I believe we have built a strong leadership team that will support our efforts to advance our robust neurology pipeline into late stage development and beyond.”

Dr. Pimstone added: “I would also like to thank Dr. Paul Goldberg for his many significant contributions to Xenon over his tenure. Paul has been a key member of Xenon’s leadership team, and has helped us reach many important milestones over the years. He leaves Xenon’s clinical programs in a strong position, and we are very grateful for what Paul has done for us.”

Dr Aycardi joins Xenon with more than 20 years’ extensive experience in the pharmaceutical industry. Prior to joining us, Dr. Aycardi was at Teva Pharmaceutical Industries Ltd. (Teva) from 2014 to 2018, most recently as Vice-President and Head of Clinical Trial Operations, Biostatistics & Data Sciences and Clinical Pharmacology. Prior to this, he was the Vice-President of Clinical Development, TA Head of Migraine and Headache at Teva. From 2013 to 2014, Dr. Aycardi was Senior Director Head of late development of Neuro-Degenerative disorders for EMD Serono, Inc. Previously, he was Director, Medical Research focused on neurology development at Biogen Idec from 2009 to 2013. Dr. Aycardi held a series of roles with increasing responsibility at Merck & Co., Inc. from 1998 to 2009, both in Colombia and in the United States, where he was Worldwide Clinical Research Senior Director for various therapeutic areas throughout late phases of global drug development from 2006 to 2009. Having received his MD from the National University of Colombia, and neurology training at the Military Hospital in Colombia, Dr. Aycardi holds a current medical license in Colombia, and was a practicing neurologist beginning in 1993.

About Xenon Pharmaceuticals Inc.

We are a clinical stage biopharmaceutical company focused on developing innovative therapeutics to improve the lives of patients with neurological disorders. Building upon our extensive knowledge of human genetics and diseases caused by mutations in ion channels, known as channelopathies, we are advancing – both independently and with our collaborators – a novel product pipeline of central nervous system, or CNS, therapies to address areas of high unmet medical need, such as epilepsy and pain. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our management and prospects, the progress and potential of our pipeline and ongoing development programs, the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of our product candidates, and the expected start date of our new CMO. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our efforts to expand our current pipeline may not be successful; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Investor/Media Contact:

Jodi Regts
VP, Corporate Affairs & Investor Relations
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com